Delaware InvestmentsSM
A member of the Lincoln Financial Group(r)



DELAWARE SOCIAL AWARENESS FUND
(a series of Delaware Group Equity Funds II)

2005 Market Street
Philadelphia, PA 19103


NOTICE OF SPECIAL MEETING OF
SHAREHOLDERS
To be held on January 5, 2005


To the Shareholders:


NOTICE IS HEREBY GIVEN that a Special
Meeting of shareholders (the ''Meeting'') of Delaware Social Awareness Fund (the ''Social
Awareness Fund''), a series of Delaware Group
Equity Funds II (the ''Trust''), will be held at the offices of Delaware Investments located at 2001
Market Street, 2nd Floor Auditorium,
Philadelphia, Pennsylvania 19103, on January 5,
2005 at 10:00 a.m. Eastern time. The Meeting is being called for the following reasons:

1. For shareholders of the Social Awareness
Fund to vote on an Agreement and Plan of Reorganization between the Trust, on behalf of the Social Awareness Fund, and Calvert Social
Investment Fund (''CSIF''), on behalf of the Equity Portfolio (the ''CSIF Equity Portfolio''), that provides for: (i) the acquisition by CSIF Equity
Portfolio of substantially all of the assets of the Social Awareness Fund in exchange for shares of the CSIF Equity Portfolio; (ii) the pro rata distribution of shares of the CSIF Equity Portfolio to the shareholders of the Social Awareness
Fund; and (iii) the liquidation and dissolution of the Social Awareness Fund.

2. To vote upon any other business as may properly come before the Meeting or any adjournment thereof.

The transaction contemplated by the Agreement and Plan of Reorganization is described in the attached Proxy Statement/Prospectus. A copy of the form of the Agreement and Plan of Reorganization is attached as Exhibit A to the Proxy Statement/Prospectus.

Shareholders of record of the Social Awareness
Fund as of the close of business on October 25, 2004 are entitled to notice of, and to vote at, the Meeting or any adjournment thereof. Whether or not you plan to attend the Meeting, please vote your shares by returning the Proxy Card by mail in the enclosed postage-paid envelope, or by voting by telephone or the Internet. Your vote is important.


By Order of the Board of Trustees,
Richelle S. Maestro
Secretary

November 30, 2004

To secure the largest possible representation and to save the expense of further mailings, please mark your Proxy Card, sign it, and return it in the enclosed envelope, which requires no postage if mailed in the United
States. If you prefer, you may instead vote by telephone or the Internet. You may revoke your Proxy at any time at or before the Meeting or vote in person if you attend the Meeting.